Exhibit 10.46(b)

SERVICE AGREEMENT

BETWEEN

CIBA-GEIGY PLC

AND

MR W HUNT

CIBA-GEIGY UK GROUP KEY EXECUTIVE SERVICE AGREEMENT

THIS AGREEMENT is made the 1st day of January 1992 BETWEEN

CIBA-GEIGY PLC

(hereinafter called “the Company”) and

MR W HUNT

(hereinafter called “the Employee”)

WHEREBY IT IS AGREED AS FOLLOWS:

The Company shall employ the Employee and the Employee shall serve the Company upon the following terms:

1.             COMMENCEMENT

                This agreement shall have effect from 1st January 1992 and revoke all previous agreements and arrangements relating to the Employee’s employment with the Company.  The Employee’s employment under this agreement forms part of a period of continuous employment with the Company.

2.             DUTIES AND PLACE OF EMPLOYMENT

(a)   The employee shall be employed as Managing Director, Bonded Structures, or in such other capacity as shall be mutually agreed.

(b)   The Employee’s principal place of employment will be Ciba-Geigy Bonded Structures, Duxford

(c)   The Employee’s hours of work will be those operating at the Employee’s principal place of employment.

(d)   The Employee shall devote his attention to the business of the Company and shall not, without the consent of the Company, be directly engaged, concerned or interested

(otherwise than as a stock or shareholder in a company listed on the Stock Exchange or in the Unlisted Securities Market) in any other business or employment whatsoever.

(e)   The Employee shall use his best endeavours to improve and extend the business of the Company and in this connection shall give all reasonable assistance to the Directors and Managers of the Company in whatever Direction the same may properly be required.

(f)    The Employee shall discharge his duties diligently and according to the best of his skill, and shall obey and observe all lawful orders given to him by any Director of the Company or any other person authorized in that behalf.

3.             REMUNERATION

(a)   The Employee shall receive an annual salary at the rate of £92,667or at such higher rate as may be notified to the Employee by the Company or as may from time to time be agreed by the parties.

(b)   The Employee shall be paid, the addition to his annual salary, a bonus equal to 4 percent of the Employee’s basic monthly salary at the date of payment multiplied by the number of full months service with the Company completed by the Employee in the year in respect of which payment is made.

(c)   The Company shall review the performance of the Employee at the end of each year.  If it is satisfied on such review that the Employee’s performance merits special Recognition, it may at its discretion in addition to any salary adjustment pay to the Employee a performance bonus.

(d)   During absence from work through sickness or injury the Employee will be entitled to receive sick pay in accordance with the provisions set out in the Company’s Personnel Policy Manual for the time being in force (hereinafter referred to as the Personnel Policy Manual).

4.             OTHER BENEFITS

(a)   Pension:       The Employee shall unless given written notification to the contrary be a member of the Company pension scheme as described in the pensions booklet.

(b)   Company Car:        The Company shall make a company car available to the Employee.  The type of car and the conditions on which it is made available shall be governed by the Company Car Policy for the time being in force.

(c)   Private Health Insurance:        The Employee and his dependants shall be entitled to membership of the Company’s Private Health Insurance scheme.

(d)   Life Assurance Scheme:  The Employee shall, for so long as he remains a member of the Company’s pension scheme, be covered under the Company’s Life Assurance scheme.

(e)   Company Loan:  The Employee is eligible for a Company loan in accordance with the provisions of the Company Loan Scheme for the time being in force.

5.             HOLIDAYS

The Employee shall be entitled to annual holiday with pay of 28 working days and United Kingdom statutory holidays.  The Employee’s right to holiday in respect of part of a year shall be the same proportion of his annual holiday entitlement as that part of a year bears to twelve months.

6.             RESTRICTIONS ON DISCLOSURE AND USE OF INFORMATION

(a)   Except to the extent necessary for the discharge of his duties under this Agreement or unless required to do so by law the Employee shall not during his employment or at any time thereafter disclose to any person any information relating to the business of the CIBA-GEIGY Group comprising CIBA-GEIGY AG and any company which it controls directly or indirectly (hereinafter referred to as “the Group”) or of any of its members or to the conduct or management of such business and in particular (but without limiting the general nature of this obligation) shall not disclose to any person:

(i)            the name or address of any customer of a member of the Group;

(ii)           the price at which a member of the Group sells or purchases any product or service;

(iii)          any trade secret or other information of any kind whatsoever relating to the products, processes, machinery, appliances or apparatus manufactured, sold, used or devised by any member of the group; or

(iv)          any information disclosed in confidence to any member of the Group by a third party provided that this obligation shall not apply to any information which subsequently enters the public domain other than through the act or default of the Employee.

(b)   The Employee shall not at any time except as is necessary for the purpose of his employment use, adopt or employ or be a party to the use, adoption or employment of any information obtained or acquired by him during his employment relating to:

(i)            any processes, methods, formulae, drawings, recipes, appliances, machinery, apparatus or plant belonging to any member of the Group:

(ii)           the results of any investigations or experiments made by a member of the Group or by its predecessors in business or by any person by or under the order or direction or for the benefit of any such member or its predecessors other than information accessible to the general public otherwise than through default by the Employee; and

(iii)          any information disclosed in confidence to any member of the Group by a third party.

7.             INVENTIONS

IF the Employee, either alone or jointly with others, should during the course of his duties as defined in S.39(1) Patents Act 1977 or any amending legislation, make any discovery or invention (whether patentable or not), develop any process or create any design relating or applicable to the business of any member of the Group or should acquire any such discovery, invention or design or rights therein in the course of his employment, his entire share therein shall automatically become the property of the Company and he shall at the request and expense of the Company execute all such documents and do all such things as are necessary or in the Company’s opinion desirable to vest the same in the Company and to enable the Company or its nominees to obtain Letters Patent for the same, or such other form of protection as may be appropriate in any country of the world.

8.             MISCONDUCT

(a)   The Company shall (without prejudice to any other rights and remedies) be entitled to terminate this Agreement forthwith if the Employee:

(i)            commits any serious or persistent breach of his express or implied obligations under this Agreement or refuses or neglects to comply with any lawful order or directions given to him by the Directors or Managers of the Company, the result of which is seriously detrimental to the Company’s interests;

(ii)           is guilty of dishonesty, corrupt or improper practice, or is convicted of an offence in circumstances liable to have a materially adverse effect on the relationship between the Employee and the Company;

(iii)          commits any other act of gross misconduct which is seriously detrimental to the Company’s interests;

whereupon the Employee shall have no claim against the Company for damages or otherwise by reason of such termination.

(b)   The Company and Employee shall be subject to the local disciplinary procedures operating at the Employee’s principal place of employment in connection with any disciplinary action taken against the Employee under this Clause or otherwise.

9.             GRIEVANCE PROCEDURE

The Company and Employee shall be subject to the local grievance procedure operating at the Employee’s principal place of employment.

10.           COMPANY PROPERTY

All books, letters, papers and records relating to the Company’s business (including trade catalogues, price lists, pattern cards and lists of customers) in the possession of the Employee shall be the exclusive property of the Company and shall be returned to the Company on the termination of employment.  The Employee shall on demand whether before or after the termination of his employment furnish to the Directors of the Company or any person or persons appointed by them such information regarding the customers of the Company as they may require.

11.           TERMINATION AND NOTICES

(a)   This Agreement shall continue, subject as herein provided, until terminated by:

(i)            Either party giving to the other not less than 12 months notice in writing;

(ii)           The Employee reaching his normal retirement age as set out in the Personal Policy Manual;

(iii)          Termination under the Company’s scheme for early retirement, redundancy, or following disciplinary proceedings, or for any other reason in accordance with the provisions of the Personnel Policy Manual.

(iv)          At any time, by mutual agreement.

(b)   Any notice required or authorized to be served under the terms of the Agreement shall be sufficiently served on the Employee if given to him or left at or sent by recorded delivery post to his last known residence in the United Kingdom and shall be sufficiently served on the Company if delivered personally to the Employee’s superior or left with or sent by recorded delivery post addressed to the Managing Director of the Company or of the Division in which the Employee was employed.

12.           OTHER PROVISIONS

The policies and conditions of employment set out in the Personnel Policy Manual will apply to this Agreement except to the extent (if any) that they are inconsistent with the terms of this Agreement.  A copy of the Personnel Policy Manual will at all times be available to the Employee for reference purposes.

13.           EMPLOYEE’S COVENANTS AGAINST COMPETITION

A.            (i)            In this Clause:

“Prohibited Area” means the United Kingdom.

“Restricted Period” means the period of 12 months commencing with the Termination Date.

“Termination Date” means the date on which this Agreement shall determine irrespective of the cause or manner.

(ii)           Since the Employee is likely to obtain in the course of his employment with the Company confidential information and personal knowledge of and influence over customers of the Group (as defined in Clause 6 herein) the Employee herby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to other restrictions imposed upon him by law, he will be bound by the following covenants:

(a)   that he will not during the Restricted Period and within the Prohibited Area be employed in any business which is or is about to be in competition with the business of the Company being carried on by the Company at the Termination Date and in which the Employee was directly concerned or connected at any time during the last 12 months of his service with the Company provided that this restriction shall not extend to any employment the performance of which could not involve the Employee in such competition;

(b)   that he will not during the Restricted Period and within the Prohibited Area carry on for his own account or for any other person, firm or organisation (or be concerned as a director in any company engaged in) any business which is or is about to be in competition with the business of the Company being carried on by the Company at the Termination Date and in which the Employee was concerned or connected at any time during the last 12 months of his service with the Company provided that this restriction shall not extend to any activity the performance of which could not involve the Employee in such competition;

(c)   that he will not during the Restricted Period within the Prohibited Area canvass or solicit or endeavour to canvass or solicit (whether on his own account or for any other person, firm or organisation) in competition with the Company the custom of any person, firm or company who at any time during the last 12 months of his service with the Company was a customer of, or in the habit of dealing with, the Company and with whom the Employee shall have been personally concerned;

(d)   that he will not during the Restricted Period either on his own behalf or for any other person, firm or organisation solicit or endeavour to entice away from the Company or any other member of the Group any person who was to his knowledge at any time during the last 12 months of his service with the Company an employee of such company.

(iii)          The Employee agrees that each of the paragraphs contained in sub-Clause A (ii) above constitutes an entirely separate and independent covenant on his part and the validity of one paragraph shall not be affected by the validity or unenforceability of another.

B.    If after the Termination Date (subject to the provisos hereinafter contained) the Employee wishes to accept employment or be engaged in work which would in the opinion of the Company constitute a breach of any of the covenants on his part contained in Clause 13A(ii) of this Agreement then provided that the Employee produces evidence satisfactory to the Company that a reasonable offer of such employment has been made to him or that such work is open to him then the Company covenants that it will pay to the Employee monthly a sum equal to the monthly salary of the Employee at the Termination Date during the period which he remains bound by and observes the covenants herein contained PROVIDED THAT the Company shall not be obliged to make or continue to make any payment under this Clause to the Employee in any of the following events:

(i)            if before or on the Termination Date or any time during the Restricted Period the Company shall by notice in writing release the Employee from the said restrictions;

(ii)           if such termination is due to misconduct or any other breach or material non-observance by the Employee of the terms of this Agreement;

(iii)          retirement of the Employee on reaching his normal retirement age as set out in the Personnel Policy Manual; or

(iv)          if the Employee commits any serious or persistent  breach or material non-observance of any of the provisions of this Agreement which operate or have effect after the Termination Date and PROVIDED FURTHER that the amount the Employee shall be entitled to receive from the Company under this clause shall be reduced by the amount of any payment made in lieu of notice and by the amount of any remuneration (including commission, bonuses and like payments, if any) receivable by the Employee in respect of any other employment whether or not with the Company, for the period during which the said restrictions are in force notwithstanding that payment may not be made until the said period has expired.

IN Witness whereof the parties hereto have signed this Agreement the day and year first before written.

Signed for and on

behalf of the Company:

Signed by the Employee: